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                                  EXHIBIT 21.1
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Henderson Citizens Bancshares, Inc.
     Henderson Citizens Delaware Bancshares, Inc. (100%)
       Citizens National Bank, Henderson, Texas (100%)
         CNB Community Development Corporation (100%)
         HCB Insurance Agency, Inc. (100%)
     Waskom Bancshares, Inc. (100%)